Exhibit 99.1

For Immediate Release	For more information contact:
April 18, 2013	James La Neve, Vice President and CFO 765-807-2640

Chromcraft Revington, Inc.
Announces Possible Management-led Buyout and Letter from NYSE MKT, LLC

West Lafayette, Indiana, April 18, 2013 – Chromcraft Revington, Inc. (the “Company”) (NYSE MKT: CRC) announced today that it is currently in negotiations with certain members of its management team interested in acquiring the Company.  The Company has entered into a non-binding letter of intent and term sheet with RMMJ LLC, a Delaware limited liability company led by Ronald H. Butler, Chairman and Chief Executive Officer of the Company, for the purpose of effecting the acquisition.  The non-binding letter of intent and term sheet contemplates structuring the transaction such that a subsidiary of RMMJ would be merged with and into the Company with the Company surviving the merger and becoming a subsidiary of RMMJ (the “Proposed Transaction”).  The non-binding letter of intent and term sheet also contemplates a $5 million valuation of the Company with record stockholders receiving cash in exchange for each common share held based upon a final valuation amount and the number of shares then outstanding.  Shares held by members and affiliates of RMMJ and shares held under the Company’s Employee Stock Ownership and Savings Plan (the “Plan”) are not expected to be cashed out in connection with the closing of the Proposed Transaction as RMMJ expects to maintain the Plan post-closing.  The Company and RMMJ are currently in negotiations and have not yet finalized or entered into a definitive agreement regarding the Proposed Transaction.  No assurances can be made that the Company and RMMJ will enter into any such definitive agreement, including an agreement containing terms consistent with those described above.  Further, the Company’s entry into any such definitive agreement will require the approval of the independent members of the Company’s Board of Directors.  Additionally, the definitive agreement will require the approval of the holders of a majority of the Company’s outstanding common stock.

The Company also announced today that, on April 17, 2013, the Company received a letter from NYSE MKT, LLC (the “Exchange”) stating that the Company’s failure to file its Annual Report on Form 10-K for the year ended December 31, 2012 with the Securities and Exchange Commission (the “SEC”) by April 16, 2013 was a violation of the Exchange’s continued listing requirements set forth in Sections 134 and 1101 of the Company Guide of the Exchange.  The Company expects to file its Form 10-K on or before May 31, 2013.

As previously announced by the Company on April 8, 2013, the Company is voluntarily delisting its common stock from the NYSE MKT and voluntarily deregistering from the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”).  The Company anticipates filing a Form 15 with the SEC to suspend the Company’s reporting obligations under Section 15(d) of the Exchange Act on April 29, 2013.

Chromcraft Revington® businesses design, manufacture and import residential and commercial furniture marketed primarily in the U.S.  The Company wholesales its residential furniture products under Chromcraft®, Cochrane®, Peters-Revington®, and CR Kids & Beyond® primary brands.  It sells commercial furniture under the Chromcraft® and Executive Office Concepts brands.  The Company sources furniture from overseas suppliers, with domestic contract specialty facilities, and operates a U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi and a manufacturing facility for office suites and other commercial furniture lines in California.

Certain information and statements contained in this news release are forward-looking statements.  These forward-looking statements can be generally identified as such because they include future tense or dates, are not historical or current facts, or include words such as “believe,”  “may,”  “expect,”  “intend,” “plan,” “anticipate,” or words of similar import.  Forward-looking statements express management’s current expectations or forecasts of future events or outcomes, but are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those in such statements.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those identified in the forward-looking statements are the impact of the current economic difficulties in the United States and elsewhere; import and domestic competition in the furniture industry; our ability to execute our business strategies; our ability to grow sales and reduce expenses to eliminate our operating losses; the recent slowdown in the U.S. office furniture market will continue; pressure to reduce deficit spending at various governmental entities that directly or indirectly purchase our products; our ability to sell the right product mix; our inability to raise prices in response to increasing costs; continued credit availability under our current credit facility and our ability to fully utilize the credit facility; our ability to negotiate and enter into a definitive agreement with RMMJ LLC on favorable terms concerning the sale of the Company and consummate such transaction; our ability to raise additional financing, if needed; our ability to anticipate or respond to changes in the tastes or needs of our end users in a timely manner; supply disruptions with products manufactured in China, Vietnam and other Asian countries; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; financial viability of our customers and their ability to continue or increase product orders; loss of key management; other factors that generally affect business; and certain risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2011.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.